                                 U`NITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                            MERRIMAC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                        22-1642321
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

             41 Fairfield Place West Caldwell, New Jersey 07006-6287
                    (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered      Name of each exchange on which each
                                             Class is to be registered
---------------------------------------      -----------------------------------
Common Share Purchase Rights                 American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

         This Amendment amends and restates the Form 8-A, dated March 16, 1999 of Merrimac Industries, Inc. (the "Company"), as amended on June 9, 1999, April
10, 2000, October 27, 2000, February 21, 2001 and October 10, 2002 (the
"Registration Statement"). This Amendment is being filed to reflect Amendment
No. 7, dated as of December 13, 2004, to the Rights Agreement, dated as of
March 9, 1999, between the Company and Wachovia Bank, National Association, as
successor Rights Agent.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         Item 1 of this Registration Statement is hereby amended and restated in its entirety as follows:

         On March 5, 1999, the Board of Directors of Merrimac Industries, Inc.
(the "Company"), declared a dividend of one common share purchase right (a
"Right") for each outstanding share of common stock (the "Common Stock") of the
Company. The dividend was paid on March 19, 1999 (the "Record Date") to the shareholders of record as of the close of business on such date. All shares of
Common Stock issued after the Record Date and prior to the Distribution Date (as defined below) have been and will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have
Rights attached.

         Prior to the Distribution Date, the Rights will be evidenced by the certificates for and will be transferred with the Common Stock and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the rights agent will mail separate certificates evidencing the Rights to each record holder of the Common
Stock as of the close of business on the Distribution Date (unless the Rights were earlier redeemed or exchanged), and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary or, in certain circumstances, William D. Witter, Inc., together with its affiliates and associates other than Charles F. Huber, II, Infineon
Technologies AG ("Infineon"), together with its affiliates and associates, Adam
Smith Investment Partners, L.P., together with its affiliates and associates,
Dupont Chemical and Energy Operations, Inc., together with its affiliates and associates, and the purchasers of shares of Common Stock from Infineon pursuant to a stock purchase agreement dated December 13, 2004, together with their affiliates and associates) has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock (an "Acquiring Person") or (ii) the close of business on the 10th business day (or such later day as may be designated before any person has become an Acquiring Person by the Board of Directors)
after the date of the commencement of, or the announcement of an intention to commence, a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

         Prior to the Distribution Date, the Rights will not be exercisable.
After the Distribution Date (but before any person has become an Acquiring
Person), each Right will be exercisable to

purchase, for $25.00 (the "Purchase Price"), one share of Common Stock. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of March 9, 1999, as amended by Amendment No. 1 dated as of June 9, 1999,
Amendment No. 2 dated as of April 7, 2000, Amendment No. 3 dated as of October
26, 2000, Amendment No. 4 dated as of February 21, 2001, Amendment No. 5 dated as of February 28, 2002, Amendment No. 6 dated as of September 18, 2002 and
Amendment No. 7 dated as of December 13, 2004 (the "Rights Agreement").

         If any person has become an Acquiring Person (but before the occurrence of any of the events described in the second succeeding paragraph), each Right
(other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase after the Distribution
Date, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

         At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock or the occurrence of any of the events described in the next paragraph), the Board of Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common
Stock for each Right, subject to adjustment.

         If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase after the
Distribution Date, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

         The Board of Directors may redeem all of the Rights at a price of $0.01 per Right at any time before any person has become an Acquiring Person.

         The Rights will expire on March 19, 2009, unless earlier exchanged or redeemed.

         For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect the holders of Rights (other than any Acquiring Person and certain affiliated persons), or cause the Rights again to become redeemable.

         Until a Rights holder exercises his or her Rights, such Rights holder will have no rights as a shareholder of the Company, including the right to vote and to receive dividends.

         The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

         The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of the Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above.

         While the dividend of the Rights will not be taxable to shareholders or to the Company, shareholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

         The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement and Amendments 1 through 7 thereto, all of which are incorporated by reference as Exhibits 1(a) -
(h) hereto.

ITEM 2.  EXHIBITS

         Item 2 of this Registration Statement is hereby amended and restated in its entirety as follows:

1(a)     Rights Agreement, dated as of March 9, 1999, between Merrimac
         Industries, Inc. and Wachovia Bank, National Association as successor
         Rights Agent is hereby incorporated by reference to Exhibit 1 to
         Merrimac's Current Report on Form 8-K filed with the Securities and
         Exchange Commission on March 9, 1999.

1(b)     Amendment No. 1 to Merrimac's Rights Agreement, dated as of June 9,
         1999, is hereby incorporated by reference to Exhibit 1 to Merrimac's
         Current Report on Form 8-K filed with the Securities and Exchange
         Commission on June 9, 1999.

1(c)     Amendment No. 2 to Merrimac's Rights Agreement, as amended, dated as of
         April 7, 2000, is hereby incorporated by reference to Exhibit 1(b) to
         Merrimac's Current Report on Form 8-K filed with the Securities and
         Exchange Commission on April 10, 2000.

1(d)     Amendment No. 3 to Merrimac's Rights Agreement, as amended, dated as of
         October 26, 2000, is hereby incorporated by reference to Exhibit 2 to
         Merrimac's Current Report on Form 8-K filed with the Securities and
         Exchange Commission on October 27, 2000.

1(e)     Amendment No. 4 to Merrimac's Rights Agreement, as amended, dated as of
         February 21, 2001, is hereby incorporated by reference to Exhibit 1(d)
         to Merrimac's Current Report on Form 8-K filed with the Securities and
         Exchange Commission on February 21, 2001.

1(f)     Amendment No. 5 to Merrimac's Rights Agreement, as amended, dated as of
         February 28, 2002, is hereby incorporated by reference to Exhibit 99.4 to Merrimac's Form 8-K filed with the Securities and Exchange
         Commission on March 6, 2002.

1(g)     Amendment No. 6 to Merrimac's Rights Agreement, as amended, dated as of
         September 18, 2002, is hereby incorporated by reference to Exhibit
         99.1(f) to Merrimac's Form 8-A/A filed with the Securities and Exchange
         Commission on October 10, 2002.

1(h)     Amendment No. 7 to Merrimac's Rights Agreement, as amended, dated as of
         December 13, 2004, is hereby incorporated by reference to Exhibit 4.1 to Merrimac's Form 8-K filed with the Securities and Exchange
         Commission on December 13, 2004.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the Registrant has duly caused this Amendment to the Registration
Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    MERRIMAC INDUSTRIES, INC.

                                    By:      /s/ Robert V. Condon
                                           ------------------------------
                                    Name:  Robert V. Condon
                                    Title: Vice President, Finance and
                                           Chief Financial Officer

Dated: December 14, 2004